                                                                  Exhibit 99.1
For Immediate Release
---------------------
October 5, 2006


       NORDSTROM SAME-STORE SALES FOR SEPTEMBER INCREASE 13.4 PERCENT

     SEATTLE - October 5, 2006 - Nordstrom, Inc. (NYSE: JWN) today reported preliminary sales of $732.4 million for the five-week period ending September 30, 2006, an increase of 15.0 percent compared to sales of $636.7 million for the five-week period ending October 1, 2005. Same-store sales increased 13.4 percent.
     Preliminary quarter-to-date sales of $1.25 billion increased 12.6 percent compared to sales of $1.11 billion in 2005. Quarter-to-date same-store sales increased 10.7 percent.
     Preliminary year-to-date sales of $5.31 billion increased 9.0 percent compared to sales of $4.87 billion in 2005. Year-to-date same-store sales increased 6.8 percent.
sales recording
     To hear Nordstrom's prerecorded September sales message, please dial
(402) 220-6036.  This recording will be available for one week.


SALES SUMMARY                           Total Sales                      Same-store Sales
                                        -----------                      ----------------
(unaudited; $ in millions)      Fiscal       Fiscal    Percent        Total    Full-line   Rack
                                2006         2005      Increase       Retail   Stores      Stores
                                ------       ------    --------       ------   ---------   ------
September                       $732.4       $636.7      15.0%         13.4%     11.5%      14.6%
Quarter-to-date               $1,249.4     $1,109.8      12.6%         10.7%      8.7%      12.7%
Year-to-date                  $5,307.1     $4,870.7       9.0%          6.8%      5.3%      11.6%

Number of stores
  Full-line                       99           97
  Rack and other                  57           57
  International Faconnable
   boutiques                      35           32
  Total                          191          186
Gross square footage      20,219,000   19,858,000

EXPANSION UPDATE
     Nordstrom will open its newly relocated store at Westfield Topanga Mall in Canoga Park, Calif., on Friday, October 6 at 10:00 a.m. The 200,000 square foot, three-level store will feature the company's most comprehensive designer offering in the country along with brand new design concepts, amenities and services.

FUTURE REPORTING DATES
Nordstrom's financial release calendar for the next several months is currently planned as follows:

                  October Sales Release         Thurs., Nov. 2, 2006
                  Third Quarter Earnings        Mon., Nov. 20, 2006
                  November Sales Release        Thurs., Nov. 30, 2006
                  December Sales Release        Thurs., Jan. 4, 2007

     Nordstrom, Inc. is one of the nation's leading fashion specialty retailers, with 156 US stores located in 27 states. Founded in 1901 as a shoe store in Seattle, today Nordstrom operates 99 full-line stores, 49 Nordstrom Racks, five Faconnable boutiques in the United States, one free-standing shoe store, and two clearance stores. Nordstrom also operates 35 Faconnable boutiques in Europe. In addition, Nordstrom serves customers through its online presence at http://www.nordstrom.com and through its catalogs. Nordstrom, Inc. is publicly traded on the NYSE under the symbol JWN.


Investor Contact:                    Media Contact:
RJ Jones, 206-303-3007               Deniz Anders, 206-373-3038